AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ZHENG HUI INDUSTRY CORPORATION

1.         The name of the corporation is: Zheng Hui Industry Corporation.

2.         The address of its registered office in the State of Nevada is: CSC Services of Nevada, Inc., 502 East John Street, Carson City, Carson County, Nevada 89706. The name of its registered agent at such address is: CSC Services of Nevada. Inc.

3.         The nature of the business or purposes to be conducted or promoted is: to possess and exercise all the powers and privileges granted by the Nevada Revised Statutes by any other law of Nevada or by this Certificate of Incorporation together with any powers incidental thereto, so for as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business or purposes set forth in this Certificate of Incorporation.

4.         The total number of shares of all classes of stock which the Corporation shall have authority to issue is two hundred million (200,000,000). of which one hundred eighty million (180,000,000) shares, par value $0.001 per share, shall be Common Stock, and twenty million (20,000,000) shares, par value of $0.001 per share, shall be Preferred Stock.

5.         The shares of Preferred Stock may be issued from time to time in one or more series, in any manner permitted by law, as determined from time to time by the Board of Directors, and stated in the resolution or resolutions providing for the issuance of such shares adopted by the Board of Directors pursuant to authority hereby vested in it. The number of shares of any such series so set forth in such resolution or resolutions may be increased (but not above the total number of shares of the series) or decreased (but not below the number of shares thereof then outstanding) by further resolution or resolutions adopted by the Board of Directors pursuant to authority hereby vested in it.

6.         At all elections of the directors of the corporation, each stockholder shall be entitled to as many votes as shall equal the number of votes which (except for such provision as to cumulative voting) he would be entitled to cast for the election of directors with respect to his shares of stock multiplied by the number of directors to be elected by him, and he may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them as he may see fit.

7.        The name and mailing address of each incorporator is as follows:

NAME	MAILING ADDRESS

Aaron Taishoff	McLaughlin & Stern, LLP 260 Madison Avenue
New York, NY 10016

8.         The name and mailing address of each person who is to serve as a director until the first annual meeting of the stockholders or until a successor is elected and qualified, is as follows:

NAME	MAILING ADDRESS

Junfeng Shan	Weifang Jinzheng Poultry Co., Ltd
Daokou Industry Park, YingliTown,
Shouguang Shangdon
P.R. China, 262717

Lilian Zhang	Weifang Jinzheng Poultry Co., Ltd
Daokou Industry Park, YingliTown,
Shouguan.g, Shandong
P.R. China, 262717

Yuan Gong	Weifang Jinzheng Poultry Co., Ltd
Daokou Industry Park, YingliTown.
Shouguang, Shandong P.R. China, 262717

Jing Cao	Weifang Jinzheng Poultry Co., Ltd
Daokou Industry Park, YingliTown,
Shouguang. Shandong
P.R. China, 262717

Kunshan Wang	Weifang Jinzheng Poultry Co., Ltd.
Daokou Industry Park, Yingli Town,
Shouguang, Shandong
P.R. China, 262717

9.           The corporation is to have perpetual existence.

10.          In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

(a)          To make, alter or repeal the by-laws of the corporation.
(b)          To authorize and cause to be executed mortgages and liens upon the mat and personal property of the corporation.
(c)          To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.
(d)          To designate one or more committees, each committee to consist of one or more of the directors of the corporation. The board may designate one or morn directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. The by-laws may provide that in the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum. may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the board of directors, or in the by-laws of the corporation, shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matters: (i) approving or adopting or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the Nevada Revised Statutes to be submitted to stockholders for approval or (ii) adopting, amending or repealing any bylaw of the corporation. (e)When and as authorized by the stockholders in accordance with law, to sell, lease or exchange all or substantially all of the property and assets of the corporation, including its goodwill and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including shares of stock in, and/or other securities of, any other corporation or corporations, as its board of directors shall deem expedient and for the best interests of the corporation.

11.          Elections of directors need not be by written ballot unless the by-laws of the corporation shall provide.

12.          Meetings of stockholders may be held within or without the State of Nevada, as the by-laws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Nevada at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation.

13.         Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Nevada may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Chapter 32 of the Nevada Revised Statutes or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Chapter 32 of the Nevada Revised Statutes order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement. the said compromise or arrangement and said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

14.         The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all tights conferred upon stockholders herein are granted subject to this reservation.

15.         A director of the corporation shall nor be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 78.138 of the Nevada Revised Statutes, or (iv) for any transaction from which the director derived any improper personal benefit. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

16.         This document has been approved by a majority vote of the directors and stockholders.

THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the Nevada Revised Statutes, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hands this 7th day of July, 2010.

/s/ Aaron Taishoff
Aaron Taishoff, Sole Incorporator